Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between THOMAS HARTNETT (“Employee”), with an address at [***], and 1-800-FLOWERS.COM, Inc., a Delaware corporation (the “Company,” and together with Employee, the “Parties,” and each a “Party”).

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Separation Date. Employee’s last day of employment with the Company will be February 28, 2026 (“Separation Date”). Employee affirms that Employee will not execute this Agreement until on or after the Separation Date.

2.Consideration. In consideration for Employee signing this Agreement and complying with its terms, including the General Release of Claims set forth in Section 5, and in accordance with the Executive Severance Plan, the Company agrees to provide Employee with the following severance benefits:

a.a severance pay benefit of Eight Hundred Twenty-Three Thousand, Eight Hundred Forty Six Dollars ($823,846), less all lawful, usual and customary deductions, which is equal to 68 weeks of Employee’s regular base pay. This severance pay benefit will be paid on days and in a manner that corresponds to the Company’s usual payroll practices (“Severance Period”), with payment being made within twenty one (21) days following the Company’s receipt of a duly executed copy of this Agreement and continuing through the conclusion of the Severance Period, provided Employee does not revoke Employee’s acceptance of this Agreement during the seven (7) calendar day revocation period pursuant to Section 4 below;

b.a pro rata cash bonus payment, based on Employee’s Separation Date, to be paid to the extent that the Company’s performance meets the established targets and goals under the FY 2026 Sharing Success Program;

c.any restricted shares granted to Employee in 2023 and 2024, pursuant to the Company’s 2003 Long Term Incentive and Share Award Plan, as amended (the “Plan”), that are scheduled to vest, respectively, in 2026 and 2027, will fully vest twenty one (21) days following the Company’s receipt of a duly executed copy of this Agreement, provided Employee does not revoke Employee’s acceptance of this Agreement during the seven (7) calendar day revocation period pursuant to Section 4 below;

d.the vested stock options granted to Employee in 2022, pursuant to the Plan, at an $8.59 strike price, will remain exercisable for the remaining term (i.e., through November 8, 2032), provided Employee does not revoke Employee’s acceptance of this Agreement during the seven (7) calendar day revocation period pursuant to Section 4 below; and
(1)

Exhibit 10.1
e.a COBRA assistance payment by the Company covering the employer portion of the COBRA premium through June 19, 2027, or until such time as Employee is covered under another group health plan. The insurance coverage provided to Employee hereunder, and the percentage of the premium paid by the employer, will be the same as that provided to current employees under the same plan. Employee agrees to inform the Company if Employee elects health coverage under a new employer plan.

3.No Consideration Absent Execution of This Agreement. Employee understands and agrees that Employee would not receive the monies specified in Section 2 above, except for Employee’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.Review Period and Right to Revoke. Employee is hereby given twenty-one (21) calendar days from the date Employee receives this Agreement to consider the terms of this Agreement and to decide whether or not to sign and return this Agreement (the “Return Period”). The Company may, in its sole discretion, agree in writing to extend the Return Period. If Employee does not sign this Agreement by the end of the Return Period, it will automatically be deemed null and void (other than with respect to Employee’s rights under Section 5(d)) and it will not impose any obligation on the Company or Employee. Employee may decide to sign and return this Agreement in less than twenty-one (21) calendar days if Employee wishes.

To accept this Agreement, please electronically sign where indicated on the signature line at the end of the Agreement.

If Employee timely signs this Agreement, Employee will have seven (7) calendar days after signing this Agreement to change their mind and revoke their acceptance of this Agreement (the “Revocation Period”). Notice of any revocation within this Revocation Period must be in writing and sent via mail (postmarked within seven (7) calendar days of signing this Agreement) or personal delivery, to the person and address specified in Section 22 hereof, and state: “I hereby revoke my acceptance of our Agreement and General Release.” If the last day of the revocation period is a Saturday, Sunday or legal holiday in the state where Employee resides, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If Employee revokes their acceptance of this Agreement during the Revocation Period, the Agreement will be deemed null and void (other than with respect to Employee’s rights under Section 5(d)) and it will not impose any obligation on the Company or Employee, and Employee will not be entitled to the severance pay benefit provided in this Agreement.

5.Release.

(a)General Release of Claims. Employee, Employee’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Releasors”) knowingly and voluntarily release and forever discharge, to the fullest extent permitted by law, 1-800-FLOWERS.COM, Inc., its owners, direct and indirect subsidiaries, affiliates, brands, divisions, successors and assigns, and their respective current and former employees, officers, directors, shareholders, attorneys, predecessors,
(2)

Exhibit 10.1
successors and assigns (collectively referred to hereafter as “Releasees”), of and from any and all claims of any kind or nature whatsoever, whether known or unknown, arising up to and as of the date of the execution of this Agreement, Releasors have or may have against Releasees, jointly or severally, as of the date of execution of this Agreement, including, without limitation (i) claims brought under Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Section 1981 through 1998 of Title 42 of the United States Code; The Age Discrimination in Employment Act; The Older Workers Benefit Protection Act; The Americans with Disabilities Act of 1991; The Employee Income Retirement Security Act; The Immigration Reform and Control Act; The Sarbanes-Oxley Act of 2002; The Equal Pay Act; The Genetic Information Non-Discrimination Act of 2008; The Family and Medical Leave Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Credit Reporting Act; The Fair Labor Standards Act; The Comprehensive Omnibus Budget Reconciliation Act; The Dodd-Frank Wall Street Reform and Consumer Protection Act; The Pregnant Worker’s Fairness Act (“PWFA”); The New York State Executive Law (including its Human Rights Law); The New York Equal Pay Law; The New York Non-Discrimination for Legal Activities Law; The New York Whistleblower Law; The New York Workers’ Compensation Law; The New York wage and hour and wage payment laws and regulations; The New York Paid Sick Leave Law; The New York False Claims Act; The New York Criminal and Consumer Background Laws, N.Y. Gen. Bus. Law Sec. 380-B et seq.; The Non-Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law; The New York Labor Law; The New York State Worker Adjustment and Retraining Notification Act; The New York Occupational Safety and Health Laws; The New York Fair Credit Reporting Act; The New York Constitution; The New York City Administrative Code and Charter (including its Human Rights Law); The New York City Earned Sick Time Act; The New York City Temporary Schedule Change Law; The New York City Human Rights Law; The New York City Civil Rights Law; and any amendments to the foregoing laws, (ii) claims pursuant to any other federal, state or local statute, executive order, constitutional provision, regulation or ordinance, (iii) claims based on contract, express or implied, (iv) claims based on tort, (v) any claims based upon alleged unpaid wages, commissions, bonuses or other compensation, or any benefit, payroll or other plan, policy or program, and/or (vi) any claim for costs, fees, or other expenses, including attorneys’ fees.

(b)Employee acknowledges that there is a risk that subsequent to the execution of this Agreement, Employee will discover or suffer damage, loss or injury to persons or property which is in some way caused by or connected with Employee’s employment or the termination thereof, but which is unknown or unanticipated at the time of the execution of this Agreement. Employee does hereby specifically assume such risk and agrees that this Agreement and the release contained herein shall and does apply to all unknown or unanticipated results of any and all matters between Releasors and Releasees, whether or not caused by or connected with Employee’s employment or the termination thereof, as well as those currently known or anticipated. Employee acknowledges and agrees that Employee does not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, that may be subject to or covered under NY CPLR §5003-b and NY General Obligations Law §5-336.

(3)

Exhibit 10.1
(c)Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s vested accrued employee benefits under Company health, welfare, or retirement benefit plans (including the Company non-qualified deferred compensation plan) as of the last day of employment; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and/or (iv) enforce this Agreement.

(d)Protected Rights. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), and the U.S. Department of Justice (DOJ)), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report unlawful conduct or provide documents to, federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including, but not limited to, the release of claims and confidentiality or non-disparagement clauses, prohibits Employee from: (i) reporting possible violations of applicable law or regulations, including any possible securities laws violations, to any governmental agency or entity, including, but not limited to, the DOJ, the SEC, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of applicable law or regulations; or (iii) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including, but not limited to, any such programs managed by the SEC and/or the Occupational Safety and Health Administration (OSHA). Nothing in this Agreement has the purpose or effect of preventing Employee from engaging in Concerted Activity (defined as activities engaged in for the purpose of collective bargaining or other mutual aid or protection as provided in 29 U.S.C. 157 et seq. to address work-related issues. The Company may not retaliate against Employee for any of these activities. To the maximum extent permitted by law, Employee agrees that if an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies; however, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in federal whistleblower programs as set forth herein.

(e)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Releasees is a party.

(4)

Exhibit 10.1
6.Acknowledgements and Affirmations.

(a)Employee affirms Employee has not filed, caused to be filed, or presently is a party to any claim against the Company, other than protected disclosures to governmental or regulatory agencies.

(b)Employee also affirms (i) Employee has been paid for all hours worked as of the date Employee signs this Agreement, (ii) Employee has been paid and/or has received all compensation, wages, bonuses, awards, incentives, commissions, paid sick leave, and/or benefits which are due and payable as of the date Employee signs this Agreement, (iii) Employee is not entitled to any bonus, except as set forth herein, (iv) Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment and that Employee has submitted expense reports for all such necessary expenses or losses incurred by Employee, and (v) Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

(c)Employee further affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, sexual orientation, gender identity, religion, national origin, protected veteran status or any other classification protected by law.

(d)Employee affirms Employee has no known workplace injuries or occupational diseases.

(e)Employee affirms Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or any Company officer, director, agent, attorney or employee, including any allegations of corporate fraud.

(f)Employee affirms that Employee has no knowledge of, and is not aware of, any wrongdoing by the Company or its officers, directors, agents, attorneys and/or employees, including any allegations of corporate fraud, other than conduct that is the subject of protected disclosures made to governmental or regulatory agencies.

(g)Employee acknowledges that Employee has received written documentation and notice of continuation of benefits option; election procedures; cost of continuation of benefits; along with payment procedures and forms, regarding COBRA.

7.Non-Disparagement. Employee agrees to refrain from making statements that are maliciously disparaging or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Instagram, X (formerly Twitter), TikTok, LinkedIn, or Glassdoor, or on blogs, or by text, email or other electronic means.

(5)

Exhibit 10.1
8.Limited Disclosure and Return of Property.

(a)Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, domestic partner, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, or to any federal, state or local government agency. This confidentiality restriction shall not be construed to limit Employee’s rights under the National Labor Relations Act. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct. Employee agrees that confidentiality is the documented preference of the Employee and is mutually beneficial to both Parties to this Agreement. Employee also agrees that the consideration in this Agreement includes bargained for consideration in exchange for this Agreement.

(b)Employee affirms that Employee has returned to the Company all materials, property, documents, data and other information belonging to the Company or pertaining to or reflecting Confidential Information (as defined herein) in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company premises and that the Company is not in possession of any of Employee’s property.

(c)Upon Employee’s separation of employment from the Company, Employee understands that the Company will retain ownership and control of all commercial and/or social media accounts (including vendors accounts such as Amazon and blogs, online journals, wikis, and profiles on social networking sites such as Instagram, Facebook, X (formerly Twitter), LinkedIn, TikTok, Pinterest, Snapchat, YouTube, etc.) created, managed, or used by Employee during Employee’s employment, including all related data and information. Prior to Employee’s separation of employment, Employee agrees to provide to the Company the login information, including, but not limited to, the administrative rights, credentials, authorization codes, usernames, and passwords, for any commercial and/or social media accounts that Employee created, managed, or used. Employee further agrees to assist the Company with the transition and maintenance of any commercial and/or social media accounts, including providing any information that might be necessary to ensure the Company can access such commercial and/or social media accounts.

(6)

Exhibit 10.1
9.Preservation of Confidential Information.

(a)Employee acknowledges during the course of Employee’s employment, Employee had access to information that is confidential and proprietary to the Company (“Confidential Information”). Employee represents Employee has not, and shall not, divulge to any person or entity, unless required to do so by court order, subpoena, or as protected under the whistleblower provisions of applicable law or regulation, or as otherwise required under other applicable law, any Confidential Information. Employee further agrees that Employee will not utilize any Confidential Information on Employee’s own behalf or on behalf of any other person or entity.

(b)The term “Confidential Information” as used in this Agreement means all non-public information relating to the Company, any of the Company’s subsidiary corporations and/or affiliates, or any of it or their respective customers, operations, products, sales, finances, trade secrets (including, but not limited to, any information defined as a “trade secret” under applicable state law and the federal Defend Trade Secrets Act of 2016) that is disclosed to Employee or of which Employee became aware as a consequence of or through Employee’s employment with the Company and that has value to the Company, any of its subsidiary corporations and/or affiliates and/or any of it or their respective customers, including without limitation any information encompassed in any report, investigation, customer or recipient list (whether or not written), customer or recipient information, business plan, business relationship, information on suppliers or vendors, experiment, research or developmental work, experimental work, work in progress, drawing, design, plan, proposal, training, code, computer access code, password, software, formula, manual, technique, process, computer program, financial projection, financial data including sales and pricing information and/or all other financial data, cost summary, pricing formula, trademark and/or service mark, and/or all concepts or ideas, materials and/or information related to the business of the Company and/or any of its subsidiary corporations and/or affiliates, regardless of whether the same may have been possessed or developed by Employee in the course of Employee’s employment or otherwise. Confidential Information also includes, without limitation, all information Employee received from third parties in the course of Employee’s employment which was provided to Employee in connection with Employee’s duties for the Company on condition that such information remain confidential.

(c)Employee acknowledges and agrees that any and all Confidential Information learned by Employee during the course of Employee’s employment with the Company or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the sole property of the Company.

(7)

Exhibit 10.1
(d)As a result of the position which Employee occupied, Employee was trusted with Confidential Information. Accordingly, Employee agrees that Employee’s disclosure of any Confidential Information in violation of this Agreement shall result in irreparable injury and damage to the Company which will not be adequately compensated in money damages and that the Company will have no adequate remedy at law. In such event, the Company and Employee agree that, in addition to any other legal and equitable remedies which the Company may have, the Company shall be entitled to such temporary, preliminary or permanent restraining orders, decrees or injunctions as may be deemed necessary by a court of competent jurisdiction to protect the Company against, or on account of, such violation. However, nothing in this Agreement shall be construed to limit the Company’s remedies for or defenses to any action, suit, or controversy arising out of this Agreement. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law or (iii) is made in a complaint or other document filed in a lawsuit or other proceedings, if such filing is made under seal

(e)Employee agrees to promptly notify the Company should Employee receive a subpoena or other legal process or any court order directing the disclosure of Confidential Information to any non-governmental or non-regulatory agency, so as to afford the Company an opportunity to move for a protective order or any other legal or equitable remedy the Company may have available to it.

10.Non-Competition/Non-Solicitation.

(a)As a material inducement to the Company to enter into this Agreement, Employee shall not, for a period of sixty-eight (68) weeks following Employee’s cessation of employment with the Company, do any of the following within the United States (which Employee expressly acknowledges is the most narrowly defined geographic territory within which Employee performed services for the Company) directly or indirectly, without the prior written consent of the Company:

(i)Develop, market, sell, or solicit to sell goods, or provide or perform services, similar to those goods and services that the Company developed, marketed, sold, solicited to sell, provided or performed as described in the Company’s most recent Annual Report on Form 10-K, while Employee was employed with the Company;

(ii)Engage or participate, in any manner (as a director, officer, employee, agent, consultant, advisor, or otherwise), in a Competitive Business. As used herein, “Competitive Business” means any business (and its respective parents and subsidiaries and affiliates) listed on Schedule A attached hereto and made a part hereof; and
(8)

Exhibit 10.1

(iii)Become interested in (as an owner, stockholder, lender, partner, principal, member, coventurer, or otherwise) any Competitive Business.

(b)As a material inducement to the Company to enter into this Agreement, Employee represents Employee has not to date done, and shall not, for a period of sixty-eight (68) weeks following Employee’s cessation of employment with the Company, do any of the following within the United States, directly or indirectly, without the prior written consent of the Company:

(i)Influence or attempt to influence any person to terminate or modify their employment with the Company; or solicit for employment, employ or otherwise retain the services of, directly or indirectly, any person employed by the Company as an employee; or

(ii)Influence or attempt to influence a supplier or customer, including, without limitation, any individual or corporate customer of the Company or any other person or entity with whom the Company shall have dealt, to terminate or modify any written or oral Agreement or course of dealing with the Company; or

(iii)Influence or attempt to influence a supplier or customer, including, without limitation, any individual or corporate customer of the Company, any recipient of Company products, or any other person or entity with whom the Company shall have dealt, for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the services or products offered by the Company.

(c)Employee acknowledges and agrees that (i) this Section 10 is necessary for the protection of the legitimate business of the Company, (ii) the restrictive covenants set forth in this Section 10 are reasonable and valid in geographical and temporal scope and in all other respects; and, (iii) Employee has received adequate consideration for the execution, delivery and performance of this Agreement.

(d)Failure by Employee to fully perform Employee’s obligations under this Section 10 will be deemed a breach of this Agreement, upon which the Company will be entitled to seek: (i) injunctive relief, (ii) a refund of up to ninety percent (90%) of all monies paid to Employee under Section 2 hereof, and (iii) money damages including reasonable attorneys’ fees, in addition to any other legal and equitable remedies which the Company may have available to it.

(9)

Exhibit 10.1
11.Governing Law; Venue; Jury Waiver. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions. The Parties irrevocably consent and agree to the exclusive jurisdiction of the Supreme Court of the State of New York, County of Nassau and the United States District Court, Eastern District of New York for any action involving the validity, interpretation or enforcement of this Agreement or any of its terms, provisions or obligations or claiming breach thereof. FURTHERMORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY AND ALL DISPUTES SHALL BE HEARD AND DETERMINED BY THE COURT SITTING WITHOUT A JURY AND THAT THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL.

12.Cooperation. Employee agrees that in the event of any disagreement, dispute,claim, proceeding, or legal suit between the Company, its employees, former employees, and any third parties, or any investigation conducted by, for, or against the Company, Employee agrees to make Employee available, at reasonable times and locations, at the Company’s, or its agents’ and representatives’ request, to fully cooperate for the purpose of giving interviews, statements, depositions, hearing or trial testimony and to provide truthful and accurate testimony concerning events or matters as to which Employee has personal knowledge and information. The Company agrees to reimburse Employee for Employee’s reasonable and actual out-of-pocket expenses directly incurred and occasioned by such cooperation. No compensation shall be paid to Employee for the providing of such cooperation or for the substance of any such knowledge or information.

13.Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

14.Amendment. Except as otherwise provided herein, this Agreement may not be modified, altered or changed except in writing and signed by the Parties.

15.Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any prior agreements or understandings between the Parties with regard to such subject matter. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

16.Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

17.Legal Fees. Each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement.

(10)

Exhibit 10.1
18.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts shall remain fully valid and enforceable. This Agreement shall survive the termination of any provisions contained herein. If a court of competent jurisdiction finally determines that any provision of this Agreement is declared illegal or unenforceable, the Parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

19.Third Party Beneficiaries. All Releasees are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement, and they shall be entitled to enforce the provisions of this Agreement applicable to any such Releasee as against Employee or any party acting on Employee’s behalf. Solely for purposes of Section 2. (Consideration), Employee’s spouse, heirs, executors and administrators will be deemed third party beneficiaries of this Agreement.

20.Tolling. If Employee violates any of the provisions of this Agreement, the obligations contained in those provisions shall run from the date on which Employee ceases to be in violation of any such provision.

21.Affiliate. For purposes of this Agreement, an “affiliate” shall mean a proprietorship, corporation, partnership, unincorporated association or other person or entity controlling, controlled by or under common control with 1-800-FLOWERS.COM, Inc.

22.Notices.
All notices to the Company shall be made to:
1-800-FLOWERS.COM, INC.
2 Jericho Plaza, Suite 200
Jericho, New York 11753
Attention: General Counsel

All notices to Employee shall be made to [***].

23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by fax or electronic mail, or which is made electronically, shall, for all purposes, be deemed an original and in full force and effect.

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(11)

Exhibit 10.1

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND ALSO HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE HAS ALSO BEEN ADVISED THAT EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE EXECUTES THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS KNOWN AND UNKNOWN, THAT EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Agreement as of the date set forth below:

EMPLOYEE	1-800-FLOWERS.COM, INC.

/s/ Thomas Hartnett	By: /s/ James Langrock

Thomas Hartnett	Name: James Langrock

Date: 04/10/2026	Title: CFO

Date: 04/17/2026

(12)

Exhibit 10.1

SCHEDULE A

For purposes of this Schedule A, a Competitive Business shall be deemed to include any and all parents, subsidiaries, affiliates or other entities under the control of the entities listed below:

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